Exhibit 10.1

Termination Agreement of Intellectual Property License (English Translation)

This agreement was entered into by the following parties in Dapeng new district, Shenzhen on March 21, 2017.

Party A: Shenzhen BAK Battery Co., Ltd
Legal Representative: Xiangqian Li
Address: BAK Industry Park, Kuichong Street, Dapeng New District, Shenzhen

Party B: Dalian CBAK Power Battery Co., Ltd (formerly “Dalian BAK Power Battery Co., Ltd”)
Legal Representative: Yunfei Li
Address: No.11, Meigui Street, Huayunkou Economic Zone, Dalian, Liaoning

Party C: CBAK Energy Technology, Inc.
Chairman of the Board: Yunfei Li
Address: No.11, Meigui Street, Huayunkou Economic Zone, Dalian, Liaoning

WHEREAS:

Party A, Party B and Party C (collectively, the “Parties”) on August 25, 2014 entered into an intellectual property license agreement (the “License Agreement”) under which Party A licensed to Party B and Party C any and all intellectual property rights that Party A owns for a term of five years and for free. After friendly negotiation, the Parties now desire to terminate the License Agreement in its entirety and hereby agree:

1.	Termination of License Agreement.

1)

Effective as of March 21, 2017 (the “Termination Date”), the License Agreement is terminated in its entirety and shall be deemed null and void. Party B and Party C shall have no further claim against Party A for any right under the License Agreement from and after the Termination Date, regardless of whether such claim was made prior to or after the execution of the License Agreement.

2)	On or after the Termination Date, Party B and Party C shall not use or transfer to any third party any intellectual property licensed to it by Party A.

3)

After the termination of the License Agreement, Party A shall pay US$1 million to Party C as the termination fee for early termination no later than one month after the execution of this agreement, and Party A and its subsidiaries shall transfer to Party B unconditionally and for free any registered trademark and logo containing the word “CBAK” owned by Party A or its subsidiaries (including but not limited to the trademark with the registration number of 5735737). Any term or provision of such transfer shall be subject to a separate transfer agreement to be entered into between Party A and Party B.

2.	Liability of Breach of Contract and Dispute Settlement

1)	Each Party shall strictly perform its respective obligations under this agreement and any failure to perform or incomplete performance shall be deemed as breach of contract.

2)

Any disputes arising out of this agreement shall be settled through friendly negotiation; in case no settlement can be reached, each Party can file a law suit to the local People’s Court with jurisdiction in which this agreement is executed.

3.	Binding Effect of Contract and Others

1)	This agreement shall not be binding on either Party until it is executed and sealed by each Party on March 21, 2017.

2)	In regard to any matter not covered in this agreement, it shall be otherwise agreed by all of the Parties on the basis of negotiation, and shall be reflected in a supplemental agreement.

3)	This agreement has three original copies and they all have the same legal effect.

Shenzhen BAK Battery Co., Ltd (seal)
Legal Representative: /s/ Xiangqian Li

Dalian CBAK Power Battery Co., Ltd (seal)
Legal Representative: /s/ Yunfei Li

CBAK Energy Technology, Inc.
Chairman of the Board of Directors: /s/ Yunfei Li